Exhibit 99.1

Ur-Energy Releases 2020 Q3 Results

Littleton, Colorado (ACCESSWIRE – October 30, 2020) Ur-Energy Inc. (NYSE American:URG)(TSX:URE) (the “Company” or “Ur-Energy”) has filed the Company’s Form 10-Q for the quarter ended September 30, 2020, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities at www.sedar.com.

Ur-Energy CEO, Jeff Klenda said, “We are pleased that the U.S. Nuclear Fuel Working Group, as well as bipartisan Congressional support, remains focused on securing the future of our industry and our nation. As we await additional positive developments, like the recent amendment and 20-year extension of the Russian Suspension Agreement, we continue our efforts to support the uranium production industry and to safeguard America’s national and energy security through the reinvigoration of the front end of our nuclear fuel cycle.

“After making further, market-appropriate adjustments to our Lost Creek operations, we anticipate substantial savings in 2021 and 2022, which are greatly enhanced by the recent agreement to defer principal payments on our State Bond Loan until October 2022. We remain grateful to the State of Wyoming and Sweetwater County for their continuing support. With $5.9 million of cash and approximately 270,000 pounds of finished, ready-to-sell product at the conversion facility, we now have ample runway to support operations into 2022.”

Results of Operations

For the three months ended September 30, 2020, 2,503 pounds of U3O8 were captured within the Lost Creek plant and 4,926 pounds of U3O8 were packaged in drums. Our inventory at the converter totaled approximately 268,485 pounds of U3O8 at September 30, 2020.

During the quarter, we took steps to further reduce production operations at Lost Creek and adjust to the continued depressed state of the uranium markets while we await the recommended relief from the Working Group and further positive developments in the uranium markets. The reduced production levels allowed us to make further operating cost reductions at Lost Creek and related support cost reductions at the corporate office in Littleton. The cost reductions include savings from additional reductions in force at both locations as well as other cost containment measures. Together with the further deferral of principal payments on the State Bond Loan, these measures will result in substantial savings to the Company, estimated to exceed $7 million and $4 million in calendar years 2021 and 2022, respectively.

The following tables provide detailed financial information on our sales and cost of sales as they relate to U3O8 pounds. The U3O8 and cost per pound measures included in the following tables do not have a standardized meaning within US GAAP or a defined basis of calculation. These measures are used by management to assess business performance and determine production and pricing strategies. They may also be used by certain investors to evaluate performance. Where applicable, reconciliation of these measures to US GAAP financial statement presentation are included within the respective table.

Sales

	Unit	2020 Q3	2020 Q2	2020 Q1	2019 Q4	2020 YTD

U3O8 Sales Reconciliation (1)

Sales per financial statements	$000	$-	$6,934	$1,370	$10,849	$8,304
Disposal fees	$000	$-	$(4)	$-	$(1)	$(4)
U3O8 sales	$000	$-	$6,930	$1,370	$10,848	$8,300
U3O8 pounds sold	lb	-	167,000	33,000	180,000	200,000
U3O8 price per pound sold	$/lb	$-	$41.50	$41.52	$60.26	$41.50

U3O8 Sales by Product

U3O8 Sales
Produced	$000	$-	$-	$-	$-	$-
Purchased	$000	$-	$6,930	$1,370	$10,848	$8,300
	$000	$-	$6,930	$1,370	$10,848	$8,300

U3O8 Pounds Sold
Produced	lb	-	-	-	-	-
Purchased	lb	-	167,000	33,000	180,000	200,000
	lb	-	167,000	33,000	180,000	200,000

U3O8 Price per Pounds Sold
Produced	$/lb	$-	$-	$-	$-	$-
Purchased	$/lb	$-	$41.50	$41.52	$60.26	$41.50
	$/lb	$-	$41.50	$41.52	$60.26	$41.50

Note:
1.
Sales per the financial statements include revenues from disposal fees received at Shirley Basin. The disposal fees do not relate to U3O8 pounds sold and are excluded from the U3O8 sales and U3O8 price per pound sold figures.

There were no sales in the third quarter, and we do not anticipate making any sales in the fourth quarter.

Cost of Sales

	Unit	2020 Q3	2020 Q2	2020 Q1	2019 Q4	2020 YTD

U3O8 Cost of Sales Reconciliation (1)

Cost of sales per financial statements	$000	$1,840	$6,517	$3,105	$6,451	$11,462
Lower of cost or NRV adjustment	$000	$(1,840)	$(2,174)	$(2,282)	$(2,074)	$(6,296)
U3O8 cost of sales	$000	$-	$4,343	$823	$4,377	$5,166
U3O8 pounds sold	lb	-	167,000	33,000	180,000	200,000
U3O8 cost per pound sold	$/lb	$-	$26.01	$24.94	$24.31	$25.83

U3O8 Cost of Sales by Product

U3O8 Cost of Sales
Ad valorem and severance taxes	$000	$9	$6	$3	$22	$18
Wellfield cash costs	$000	$107	$154	$128	$158	$389
Wellfield non-cash costs	$000	$557	$557	$618	$611	$1,732
Plant cash costs	$000	$807	$1,064	$910	$898	$2,781
Plant non-cash costs	$000	$490	$490	$490	$494	$1,470
Distribution costs	$000	$4	$(3)	$-	$26	$1
Inventory change	$000	$(1,974)	$(2,268)	$(2,149)	$(2,209)	$(6,391)
Produced	$000	$-	$-	$-	$-	$-
Purchased	$000	$-	$4,343	$823	$4,377	$5,166
	$000	$-	$4,343	$823	$4,377	$5,166

U3O8 Pounds Sold
Produced	lb	-	-	-	-	-
Purchased	lb	-	167,000	33,000	180,000	200,000
	lb	-	167,000	33,000	180,000	200,000

U3O8 Cost per Pound Sold
Produced	$/lb	$-	$-	$-	$-	$-
Purchased	$/lb	$-	$26.01	$24.94	$24.31	$25.83
	$/lb	$-	$26.01	$24.94	$24.31	$25.83

Note:
1.
Cost of sales per the financial statements include lower of cost or net realizable value (“NRV”) adjustments. The NRV adjustments do not relate to U3O8 pounds sold and are excluded from the U3O8 cost of sales and U3O8 cost per pound sold figures.

Cost of sales per the financial statements includes ad valorem and severance taxes related to the extraction of uranium, all costs of wellfield and plant operations including the related depreciation and amortization of capitalized assets, reclamation and mineral property costs, plus product distribution costs. These costs are also used to value inventory. The resulting inventoried cost per pound is compared to the NRV of the product, which is based on the estimated sales price of the product, net of any necessary costs to finish the product. Any inventory value in excess of the NRV is charged to cost of sales per the financial statements. These NRV adjustments are excluded from the U3O8 cost of sales and U3O8 cost per pound sold figures because they relate to the pounds of U3O8 in ending inventory and do not relate to the pounds of U3O8 sold during the period.

Continuing Guidance for 2020

Following multiple announcements of industry production suspensions and reductions earlier this year, U3O8 spot prices increased to $33 per pound in June. U3O8 spot prices have decreased to just under $30 per pound since then. While the production cuts may amount to as much as 46 million pounds of primary production on an annualized basis, positive impacts on long-term U3O8 prices have not materialized.

The Working Group report makes several strong recommendations to revitalize domestic uranium mining, most relevant among which is that the U.S. government should make direct purchases of 17 to 19 million total pounds of U3O8 to replenish the American Assured Fuel Supply uranium reserve. Additionally, the report recommends the establishment of a national uranium reserve, which is included in the President’s Fiscal Year 2021 Budget Request; during the first year, it is expected that the reserve would directly support the operation of at least two U.S. uranium mines. The budget item is for $150 million per year from FY2021 to FY2030. However, in July the U.S. House Committee on Appropriations decided not to fund the budget item without further information from DOE, for which they directed DOE to submit a plan for the proposed establishment of a uranium reserve within six months of the appropriation bill’s enactment.

The amendment and extension of the RSA, completed in early October, continues caps on Russian imports of nuclear fuel to the U.S. for an additional 20 years, through 2040. The amendment reduces the current cap of 20% of demand to an average of 17% of demand over the 20-year period, with reductions starting in 2028 and continuing through 2040. These provisions in the RSA are positive developments in the long term. Notably, Senator Barrasso has introduced legislation to codify the recent extension of the RSA.

Still, no specific action or remedies have resulted from the Working Group’s plan at this time and, while the report is strong in its recommendations, there can be no certainty of the final outcome of the Working Group’s findings and recommendations, or the timing and impact of any actions taken in response to those findings and recommendations. This includes both the Congressional budget appropriations process and proposed legislation related to the national uranium reserves. The outcome of these continuing processes and its effects on the U.S. uranium market, therefore, remains uncertain.

In addition to the restructuring of the State Bond Loan, we have continued to implement other Company-wide cost-saving measures as we await the recommended relief from the Working Group report and further positive developments in the uranium markets. Recently, we further reduced production operations at Lost Creek to market-appropriate levels. The reduced production levels allowed us to make further operating cost reductions at Lost Creek and related support cost reductions at the corporate office. The cost reductions include savings from additional reductions in force at both locations as well as other cost containment measures. Together with the further deferral of principal payments on the State Bond Loan, these measures will result in substantial savings to the Company, estimated to exceed $7 million and $4 million in calendar years 2021 and 2022, respectively.

With our remaining highly experienced technical and operation staff, we will continue to maintain operational readiness at our fully permitted Lost Creek mine and plant. Ur-Energy is prepared to expand uranium production at Lost Creek to an annualized run rate of one million pounds.

The Lost Creek facility has the constructed and licensed capacity to process up to two million pounds of U3O8 per year and previously reported mineral resources to feed the processing plant for many years to come. A ramp-up of production at Lost Creek will advance further development in the first two mine units, followed by the ten additional mining areas as defined in the Lost Creek Property Preliminary Economic Assessment, as amended. With future development and construction in mind, our current staff members were retained as having the greatest level of experience and adaptability allowing for an easier transition back to full operations. Lost Creek operations can increase to full production rates in as little as six months following a go decision, simply by developing additional header houses within the fully permitted MU2. Development expenses during this six-month ramp up period are estimated to be approximately $14 million and are almost entirely related to MU2 drilling and header house construction costs.

We will continue to closely monitor the uranium market and any actions or remedies resulting from the Working Group’s report, DOE’s and DOC’s efforts, or legislative actions, which may positively impact the uranium production industry. Until such time, we will continue to minimize costs and maximize ‘runway’ to maintain current operations and avoid unnecessary dilution while maintaining the operational readiness needed to ramp-up production when called upon.

About Ur-Energy
Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped more than 2.6 million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits and to operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE American under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair & CEO
866-981-4588
Jeff.Klenda@Ur-Energy.com

Cautionary Note Regarding Forward-Looking Information
This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., our ability to maintain safe and compliant, reduced-level production operations at Lost Creek; the ability to readily and cost-effectively ramp-up production operations when market and other conditions warrant; the viability of the additional mining areas at Lost Creek; the impact of ongoing changes in global uranium production and other impacts related to COVID-19; timing and results of implementation of the recommendations from the U.S. Nuclear Fuel Working Group and pending legislation, including the budget appropriations process related to the establishment of the national uranium reserve; the effects on the uranium markets of the extension and amendment of the Russian Suspension Agreement and whether the pending legislation to codify the amendment is enacted; whether cost-savings measures which have been and will be implemented will be sufficient to support our operations and avoid unnecessary dilution to our shareholders) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.